Exhibit 10.18
Contract for Cooperation and Joint Development
This Contract for Cooperation and Joint Development (hereinafter “Contract”) is dated this 23rd day of August, 2006 and is executed by and between the Inner Mongolia Production Company (HK) Ltd., a company formed in Hong Kong (“Party A”) and the Chifeng Zhongtong Oil and Natural Gas Co., Ltd., a company incorporated in Inner Mongolia, China (Party “B”).
WITNESSETH:
     WHEREAS, Party A and Party B have met several times discussing their intent to reach a mutually acceptable agreement whereby Party A and Party B will develop an alliance and partnership to development oil and gas opportunities throughout the People’s Republic of China.
     WHEREAS, Party A and Party B will begin this cooperation with the commencement of drilling in Chifeng City, A Lu Ke Er Xing,, ShaoGen Block.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
Article 1
Pursuant to the Contract Law of the People’s Republic of China, and subject to the fundamental rules of equality and mutual benefit, after negotiating, Party A and Party B agree on the terms & conditions set out in this Contract for carrying out work and exploiting the development acreage in Chifeng City, A Lu Ke Er Xing, ShaoGen Town owned by Party B (hereinafter the “Development Area”).
Article 2
The detailed coordinates for the area of development are shown in the attached map and the highlighted area outside the current producing LiaoHe Oil field boundary is defined as the “Development Area”.
Article 3
Party B shall select the well locations in consultation with Party A. Party A’s intent is to have a continuous drilling operation carried out by Party B; provided the results are acceptable to Party A as specified below in this contract. The first stage is specified to be 3 wells, which later on can be renewed.

Article 4
In order to have a unified field development strategy, it is agreed that Party B shall have overall authority, responsibility and management over the development area and all operations in the field.
Article 5
This Contract adopts the style of a turnkey contract, and includes but is not limited to obtaining all required permits, licenses and approvals, work schedules, programs, provision of all services, materials, tools equipment and personnel, guaranteeing the quality of the work, materials and equipment, starting from pre-drilling geological and engineering work through the operation and production of successful wells.
Article 6
Party B shall perform all drilling and completion operations and services under this Contract in a good, safe, and workmanlike manner, in accordance with good oilfield practices, and with the skill care and diligence usually exercised by skilled and experienced personnel in performing such operations and services. In addition, Party B shall comply with all requirements of and pursuant to the standards, rules and regulations of the Petroleum & Natural Gas Institute of China.
Article 7: Financial Provisions
•	One of the primary incentives to the following financial conditions is that Party B has guaranteed that the wells drilled by Party B for Party A will be successful. In order to accomplish this, Party B has agreed that it will drill successive wells until there is a completed successful well which is defined as a well having produced over the first 60 day period a minimum average producing rate of 2-3 tons/day of crude oil. Based on the definition of a successful well, Party A will be entitled to the oil produced within the first 60 days. The oil produced within 60 days of the successful well will be handled according to the provision of this contract.

•	Based on this guarantee, Party A agrees to pay the following fees:

•	Party A shall wire transfer to Party B 50% of the cost to drill each well (one million and five hundred thousand RMB (1,500,000 RMB as a deposit. This deposit will be paid to Party B within 15 days of the signing of this Contract. Party A shall follow the same procedure for the next 2 wells after each successful well has been drilled.

•	Party B will begin drilling the first well for Party A within 20 days of the signing of this Contract. If Party B did not start drilling the first well within 30 days after signing of this contract, Party A has the right to choose from Party B’s existing oil producing wells (daily oil production above 2 tons) as its first successful well and pay Party B the remaining balance of one million five hundred thousand (1,500,000) RMB.

•	If the well is successful (as defined above); then Party A will wire transfer to Party B the amount of one million five hundred thousand RMB (1,500,000 RMB) within 15 days after such determination of success (as defined above).

•	From the actual production of crude oil, Party B shall receive a five (5%) royalty/management fee which shall be taken “in kind” by Party B which does not include the management fee to be paid to Oil Field Management Bureau.

•	The entire balance of oil production shall be owned entirely by Party A. Party A agrees that such balance of oil produced from wells drilled by Party B on behalf of Party A shall be sold by Party B in accordance with the laws and regulations in the People’s Republic of China. Party B shall pay Party A for the crude oil sold based on the actual price received by Party B. Party B shall pay Party A within 15 days after it receives the revenue from such sales from the buyer of such crude oil. Party B shall provide Party A with copies of all sales invoices for crude oil sold on behalf of Party A.

•	The procedures stipulated above for the first successful well, will be followed for each subsequent well. It is the desire by Party A that at least three (3) successful wells be completed before the current drilling season ends, which is estimated to be in November, 2006. The same procedure stipulated above shall continue into the next drilling season which shall commence in the Spring of 2007.

•	The amount of funds paid by Party A above is the total cost to be paid to Party B for carrying out the drilling and all other operations which shall include: all services, materials, tools and equipment, guaranteeing the quality of the work, materials and equipment, starting from pre-drilling geological and engineering work through drilling, completion, and operation of a successful producing well hooked up to production facilities, and all continuing operating costs to produce each wells for a period of 20 years.

•	Party A shall continue to receive the revenues from the production of such wells for a term of twenty (20) years from the date that each well is declared as successful.

•	Part B shall on the day of signing this Contract provide Party A, in writing, specific bank details for the wire transfer.

•	All of the crude oil produced from wells drilled by Party B on behalf of Party A shall be sold by Party B. Party B shall pay Party A for the crude oil sold based on the actual price after deducting taxes received by Party B. Party B shall pay Party A within 15 days after it receives the revenue from such sales from the buyer of such crude oil. Party A will register a subsidiary company with the local government where the wells are located to file all taxes itself. Party B will assist during the process. All taxes are regulated by the government.

•	Party A is responsible to pay its income taxes and other fees according to the laws stipulated by the government. Party A has the right to take advantage and receive the benefits of any relevant favorable policy in the local and other related areas and related industries offered by the government, such as the existing tax holiday that is presently applicable.
Article 8
Party B agrees to the following:
•	Party A has the right to check, inspect and monitor all operations, equipment, files and records and personnel provided by party B. Such checks and inspections shall not relieve Party B from its responsibilities under this contract and Party A shall bear no liability as a result of such inspection.

•	Party B shall maintain strict discipline and good order among its personnel.

•	Although this is a turnkey contract, Party A has the right to assign one drilling specialist and one geologist to the site to monitor drilling operations and results.

•	Party B shall be responsible for all health and safety matters. Party B shall maintain strict discipline and good order among its personnel.

•	Party B shall indemnify and hold harmless Party A for any injury or death to any of its personnel or subcontracted personnel.

•	Party B shall keep all original records, reports and data gathered during the performance of its obligations under this contract.

•	Party B shall provide meals and accommodation to no more than 2 of Party A’s personnel on site at the same standard as Party B’s personnel at same positions.

•	During the drilling and producing operations, Party B shall get insurance for all personnel and equipment working on the well site in order to minimize any loss in case of accident.

•	During the drilling and producing operations, Party B shall be responsible for, but not limited to, all road construction/maintenance, transportation, government relations, labor and farmers relations, safety and environmental protection to insure there is no interruption or interference to the drilling operation or the production and transportation of oil except for non-controllable situations.

•	All material provided by Party B including but not limited to, surface casing, oil production casing, tubing, sucker rods, Christmas tree, pump jack and motor and power system shall be high-quality products. There should be no parted connection, bending or collapsing of tubing or casing, leakage, breakage or failure of any equipment within 3 years of the completion of the well. If any of the above happens, Party B shall repair such damage or failure such that oil production is resumed within one month of the incident. After 3 years, it will be Party A’s responsibility to maintain and repair the above.

•	It is Party B’s responsibility to complete the well in such a manner as to eliminate the production of sand.
Article 9
Party B shall develop and maintain all the infrastructure required for the exploitation, operation, production, service and maintenance of its wells in the oilfield, such as water, electricity, roads, communication facilities, reserve station (reserve container), oil pipeline and building. Party B shall pay all of the costs for such work.
Article 10
During the term of this contract, all data, information, records and files gathered by both Parties shall be considered confidential. Ownership of these data, information, records and files shall be vested in Party B. Prior to the signing of this contract, Party B will not divulge in any form the terms and conditions of this Contract to anyone for any reason.
Article 11:
•	Any dispute, controversy or claim arising out of or relating to this Contract or the breach, termination or invalidity thereof, shall be settled amicably through negotiation. In case no settlement can be reached through negotiations after 90 days, then the case shall then be settled as the follows:

1.	Submit to the China International Economic and Trade Arbitration Commission (CIETAC) located in Beijing, China.

2.	To sue in the local court

•	If there are disputes, then both parties shall continue to carry out this Contract, except if one of the following conditions exists:

1.	Both Parties can no longer carry out the Contract due to reasons beyond their control;

2.	Both Parties agree to terminate the Contract;

3.	A court having jurisdiction adjudges to terminate or release the Contract.

Article 12
This Contract shall be effective (Effective Date) on the date of signing of this Contract.
Article 13
Any modification, supplement, and amendment to any terms and articles of this Contract must be negotiated and unanimously agreed by both parties and is valid and effective only after both Parties have signed the document and affixed their stamps.
Article 14
This contract shall be executed in both Chinese and English. The Parties shall execute three Chinese and three English originals. Both Chinese and English versions have the same weight. Amendments to the Contract shall be in writing and signed by both Patties and are an integral part to this Contract.
Article 15
Party A shall have the right to audit all the aspects of the operations as it relates to Party B’s rights and obligations under this Contract. Party B shall have the right to assign all or part of its interest under this Contract.
Article 16
Notices: All notices, requests and other communications hereunder will be in writing. Any notice, request or other communication hereunder shall be addressed to the intended recipient as set forth below:
Party A:
Inner Mongolia Production Company (HK) Ltd.
No. 23. Unit 15
Room 702 Xi
Attn: Jamie Tseng
Da Wang Road; Chao Yang District
Beijing, People’s Republic of China
E-mail: ingriselli@gvest.com
Party B:
Chifeng Zhongtong Oil & Natural Gas Co., LTD
4, Floor, Hongxing Hotal, Zhaowuda Road,
Chifeng City, Inner Mongolia,
P.C: 024000
Attn: Mr. Lu Yang
Tel: 0476-2380177
Fax: 0476-2380166
E-mail: olilo-ly@vip .163 .com

Any Party may send any notice, request or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.
Article 17
Other terms & conditions not covered in this Contract shall be settled by negotiation between the two parties and agreed to in writing.
          IN WITNESS WHEREOF, the Parties have executed this Contract as of the date of signing.
Authorized signatories to this Contract for Cooperation and Joint Development:

Party A:	Inner Mongolia Production Company (HK), Ltd. on behalf of a China Joint Venture company being formed

/s/ Frank C. Ingriselli	August 23, 2006
President & CEO
Party B: Chifeng Zhongtong Oil and Natural Gas Co., Ltd

/s/ [Illegible]	August 23, 2006
President & CEO